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                                                                      EXHIBIT 12

                                CLECO POWER LLC
                           COMPUTATION OF EARNINGS TO
                         FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                 2000      1999      1998      1997      1996
                               --------  --------  --------  --------  --------
Earnings from continuing
 operations..................  $ 59,857  $ 56,683  $ 53,801  $ 52,519  $ 52,135
Income taxes.................    30,998    27,272    26,666    27,729    26,154
                               --------  --------  --------  --------  --------
Earnings from continuing
 operations before income
 taxes.......................  $ 90,855  $ 83,955  $ 80,467  $ 80,248  $ 78,289
                               --------  --------  --------  --------  --------
Fixed charges:
  Interest, long-term debt...  $ 24,929  $ 25,377  $ 23,350  $ 23,676  $ 25,134
  Interest, other............     3,427     1,755     3,666     3,873     2,359
  Amortization of debt
   expense and premium, net..       946     1,282     1,248     1,206     1,107
  Portion of rental expense
   representative of interest
   factor....................       493       615       486       487       445
                               --------  --------  --------  --------  --------
    Total fixed charges......  $ 29,795  $ 29,029  $ 28,750  $ 29,242  $ 29,045
                               --------  --------  --------  --------  --------
Earnings from continuing
 operations before income
 taxes and fixed charges.....  $120,650  $112,984  $109,217  $109,490  $107,334
                               ========  ========  ========  ========  ========
Ratio of earnings to fixed
 charges                           4.05x     3.89x     3.80x     3.74x     3.70x
                               --------  --------  --------  --------  --------
Fixed charges from above.....  $ 29,795  $ 29,029  $ 28,750  $ 29,242  $ 29,045
Preferred dividends..........        --     1,315     2,814     2,884     2,909
                               --------  --------  --------  --------  --------
  Total fixed charges and
   preferred stock dividends.  $ 29,795  $ 30,344  $ 31,564  $ 32,126  $ 31,954
                               ========  ========  ========  ========  ========
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                   4.05x     3.72x     3.46x     3.41x     3.36x
                               ========  ========  ========  ========  ========